comed.com Contact: ComEd Media Relations 312-394-3500 FOR IMMEDIATE RELEASE David R. Perez Promoted to ComEd Chief Operating Officer CHICAGO (Sept. 6, 2023) – ComEd today announced that David R. Perez will assume the role of Executive Vice President and Chief Operating Officer of ComEd, effective January 1, 2024. Perez will succeed Terence Donnelly, who will be retiring at the end of the year after a successful career at ComEd and its sister company, PECO. As COO, Perez, a 28-year veteran of ComEd, will be responsible for running ComEd’s day-to-day operations and driving execution to ensure best-in-class utility service. “In his distinguished career, Terry led the turnaround of ComEd’s performance, resulting in record-breaking reliability and vastly improved service for our customers; while he will be greatly missed, we wish him well in his retirement,” said Gil Quiniones, ComEd CEO. “Dave has a track record of success across a number of departments, and I am confident that, under his leadership, ComEd will continue to deliver superior reliability and value to the 9 million people we’re privileged to serve.” Perez currently serves as Senior Vice President of Distribution Operations, where he leads distribution operations for ComEd’s 11,400 square-mile service area, including emergency preparedness. In the role he held immediately prior, Perez served as Vice President of ComEd’s Transmission and Substation organization. He has also served as Vice President of Distribution Operations for ComEd’s Chicago and Maywood regions as well as Vice President for Work Management and New Business and held various managerial positions at ComEd. Perez earned a bachelor’s degree in electrical engineering from the University of Illinois at Chicago. He serves on the boards of the National Latino Education Institute, Chicago Commons and the University of Illinois at Chicago College of Engineering. ### ComEd is a unit of Chicago-based Exelon Corporation (NASDAQ: EXC), a Fortune 250 energy company with approximately 10 million electricity and natural gas customers – the largest number of customers in the U.S. ComEd powers the lives of more than 4 million customers across northern Illinois, or 70 percent of the state’s population. For more information visit ComEd.com and connect with the company on Facebook, Twitter, Instagram and YouTube.